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                   OPINION OF LEGGETT & PLATT, INCORPORATED

          OPINION OF ERNEST C. JETT, VICE PRESIDENT, GENERAL COUNSEL
                 & SECRETARY OF LEGGETT & PLATT, INCORPORATED



                                                                     Exhibit 5.1


                 [Letterhead of Leggett & Platt, Incorporated]

                               November 5, 1999

Leggett & Platt, Incorporated
No. 1 Leggett Road
Carthage, Missouri  64836

Ladies and Gentlemen:

  As General Counsel of Leggett & Platt, Incorporated, I have acted on its behalf in connection with the preparation and filing with the Securities and Exchange commission of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to the proposed sale from time to time by the Company of $500,000,000 aggregate principal amount of the Company's Debt Securities (the "Debt Securities") pursuant to an Indenture (the "Indenture") to be entered into between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").

  In this connection I have examined such documents, including resolutions of the Executive Committee of the Board of Directors of the Company adopted on November 3, 1999 (the "Resolution"), and have made such other investigations and reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below.

  In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter. Capitalized terms used and not defined herein shall have the meanings assigned to them in the proposed form of Indenture included as Exhibit 4.1 to the Registration Statement.

  Based on the foregoing, I am of the opinion that when the specific terms of series of Debt Securities have been specified in a Supplemental Indenture or Board Resolution pursuant to the Indenture, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment thereof in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

  The opinion set forth above is subject to the following qualifications and exceptions:

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     (a)  The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

     (b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

     (c) In rendering the opinion, I have assumed that, at the time of the authentication and delivery of a series of Debt Securities, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, the Registration Statement will have been declared effective and will continue to be effective, none of the particular terms of a series of Debt securities will violate any applicable law and neither the issuance and the sale thereof nor the compliance by the Company the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any other of any court or governmental body having jurisdiction over the Company.

     (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or a composite currency in a federal or State court in the United States ordinarily would be enforced in the United States only in Untied States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or composite currency in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

     My opinions expressed above are limited to the laws of the State of Missouri and the federal laws of the United States of America.

     I hereby consent to the use of my name in the Registration Statement and in the related Prospectus and to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,


                                   LEGGETT & PLATT, INCORPORATED



                                   Ernest C. Jett
                                   Vice President, General Counsel and Secretary

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